Exhibit d(7)

ADMINISTRATION AGREEMENT
between
STRATEGIC ADVISERS, INC.
and
FIDELITY MANAGEMENT & RESEARCH COMPANY

 AGREEMENT dated as of this 20th day of July 2000 between Strategic Advisers, Inc., a Massachusetts corporation (the "Adviser"), and
Fidelity Management & Research Company, a Massachusetts corporation (the "Administrator").

 WHEREAS, the Adviser has entered into a Management Agreement (the "Management Agreement"), dated July 20, 2000, with Fidelity Aberdeen Street Trust (the "Fund") on behalf of Fidelity Freedom 2040 Fund (the "Portfolio");

 WHEREAS, pursuant to the Management Agreement, the Adviser has agreed to perform (or arrange for the performance by its affiliates of) certain investment advisory and other management services on behalf of the Portfolio; and

 WHEREAS, the Adviser desires to appoint the Administrator as its agent to perform on behalf of the Portfolio all services enumerated in the Management Agreement other than investment advisory services, and the Administrator is willing to accept such appointment;

 NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Adviser and the Administrator hereby agree as follows:

 1. The Adviser hereby appoints the Administrator as its agent to perform (or arrange for the performance by its affiliates of) the services described herein, and the Administrator hereby accepts such appointment, subject to and in accordance with the following provisions.

 2.(a) The Administrator shall perform (or arrange for the performance by its affiliates of) all of the management and administrative services to be performed on behalf of the Portfolio by the Adviser pursuant to the Management Agreement other than those services described in paragraphs 1(a) and 1(d) thereof.

 (b) Without limiting the foregoing, the Administrator shall, subject to the supervision of the Adviser, perform (or arrange for the performance by its affiliates of) the management and administrative services necessary for the operation of the Fund set forth in paragraph 1(b) of the Management Agreement. Such services shall include, but not be limited to:

 (i) providing the Portfolio with office space, equipment and facilities (which may be its own) for maintaining its organization;

 (ii) on behalf of the Portfolio, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable;

 (iii) preparing all general shareholder communications, including shareholder reports;

 (iv)  conducting shareholder relations;

 (v)  maintaining the Fund's existence and its records;

 (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Portfolio's shares under federal and state law; and

 (vii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Portfolio as an investment vehicle.

The Administrator shall also furnish such reports, evaluations, information or analyses to the Fund or the Adviser as the Fund's Board of Trustees or the Adviser may request from time to time or as the Administrator may deem to be desirable. The Administrator shall, subject to review by the Adviser and the Board of Trustees, furnish such other services as the Administrator shall from time to time determine to be necessary or useful to perform its obligations under this Agreement.

 (c) The Administrator undertakes to pay, either itself or through an affiliated company, all expenses involved in the operation of the Portfolio, except (i) the management fee payable by the Portfolio pursuant to paragraph 3 of the Management Agreement, (ii) the other expenses payable by the Portfolio pursuant to paragraph 1(c) of the Management Agreement, and (iii) the expenses of the Adviser incurred in the performance of its obligations pursuant to paragraphs 1(a) and 1(d) of the Management Agreement, except that the Administrator shall be responsible for paying the salaries and fees of all officers of the Fund and of all Trustees of the Fund who are "interested persons" of the Fund or of the Administrator. It is understood that service charges billed directly to shareholders of the Portfolio, including charges for exchanges, redemptions, sub-accounting or other services, shall not be payable by the Administrator, but may be received and retained by the Administrator or its affiliates.

 3. It is understood that the Trustees, officers and shareholders of the Fund are or may be or become interested in the Administrator as directors, officers or otherwise and that directors, officers and stockholders of the Administrator are or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as a shareholder or otherwise.

 4. For the services and facilities to be furnished hereunder, the Adviser shall pay the Administrator a fee, payable monthly as soon as practicable after the last day of each month, equal to the monthly management fee received from the Portfolio by the Adviser under the Management Agreement, less an amount equal to an annual rate of 0.02% of the average daily net assets of the Portfolio (computed in the manner set forth in the Fund's Trust Instrument) throughout the month, provided that if the fee calculated in accordance with the preceding clause for any month shall be less than zero, the Administrator shall not receive any fee for such month but shall have no obligation to reimburse the Adviser.

 5. The services of the Administrator to the Portfolio are not to be deemed exclusive, the Administrator being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Administrator's ability to meet all of its obligations with respect to rendering services to the Portfolio hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Adviser, the Portfolio or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

 6.(a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6, this Agreement shall continue in force until July 31, 2001 and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio.

 (b) This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

 (c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 6, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Fund who are not parties to the Agreement, the Management Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

 (d) Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without payment of any penalty. This Agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of those Trustees of the Fund who are not parties to this Agreement, the Management Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Portfolio. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Management Agreement.

 7. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

8. The terms "vote of a majority of outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the meanings specified in the Investment Company Act of 1940 and rules thereunder, as now in effect or as hereafter amended, and subject to such orders as may be granted by the Securities and Exchange Commission.

 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

      FIDELITY MANAGEMENT & RESEARCH
      COMPANY

  By  /s/Robert C. Pozen
      Robert C. Pozen
      President

      STRATEGIC ADVISERS, INC.

  By /s/William Van Harlow III
     William Van Harlow III
     President